Supplemental Valuation Materials Regarding JANA February 19, 20131

2 Forward-Looking Statements Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (collectively, the “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements including, but not limited to, statements as to management’s expectations with respect to, business and financial prospects, the execution of its business strategy, the creation of value for shareholders and the future performance and value of its retail operations. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such forward-looking statements, and are qualified by the assumptions that are stated or inherent in such forward-looking statements. Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the expected combination benefits and costs savings from recent transactions not being fully realized or not being realized within the expected time frame, disruptions from the transactions making it more difficult to maintain relationships with customers, employees and suppliers, recent or proposed business acquisitions not being integrated successfully or such integration being more difficult, time-consuming or costly than expected, delays or difficulties with the planned increase in potash production capabilities or expansion of the Egyptian nitrogen facility, general business and economic conditions, interest rates, exchange rates and tax rates, weather conditions, crop prices, the supply, demand and price level for our major products, gas prices and gas availability, operating rates and production costs, domestic fertilizer consumption and any changes in government policy in key agriculture markets, including the application of price controls and tariffs on fertilizers and the availability of subsidies or changes in their amounts, changes in development plans, construction progress, political risks, including civil unrest, actions by armed groups or conflict, governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, changes in environmental, tax and other laws or regulations and the interpretation thereof and other risk factors detailed from time to time in Agrium reports filed with the Securities and Exchange Commission or Canadian securities regulators. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable U.S. federal securities laws or applicable Canadian securities legislation. 2

JANA's Value Creation Switcheroo

- What will JANA say next?

Proposed Value Creation from a Break Up of the Company					
	JANA's Theory #1 July 11, 2012	JANA's Theory #2 October 1, 2012	Change	JANA's Theory #3 January 23, 2013	JANA's Theory #4 February 7, 2013
Spin-off Retail	~$28	$15 – $20	< $8 – $13>	✖	✖
Spin-off Potash	~$6	–	<$6>	✖	✖
Sub-total	~$34	$15 – $20 ⬇	<$14 – $19>	✖	✖
Proposed Value Creation from Operating / Capital Cuts					
Rationalize Costs	$8	$20 ⬆	+$12	✖	✖
Capital Allocation and Working Capital	$9	$10	+$1	✖	✖
Sub-total	$17	$30	+$13	✖	✖
Total Theoretical Value Creation	**$51**	**$45 – $50**	<$1 – $6>	✖	✖

Despite its "Switcheroo", JANA's Ultimate Objective Remains a Break Up

Agrium

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- JANA's value creation thesis has been an on going "switcheroo"
- In July, JANA asked our Board to break up Agrium into 3 pieces based on the highly contrived view that this would create monumental value for shareholders – ~$34 per share
- After realizing our shareholders disagreed with JANA's valuation, JANA began to significantly change its arguments
- On October 1, JANA reduced the value of a break up by about half (down $14 to $19 per share) and effectively back filled this reduction by further inflating the upside from cutting costs by 150% or an additional $12 per share – "The JANA Switcheroo"
- After realizing our shareholders still disagreed with JANA, it simply removed all the value creation figures from its materials
- On November 19, when JANA announced Board nominees, it was careful to remove any reference to the $50 of total upside it touted only 7 weeks earlier from its filings
- In its January 23 and February 7 filings, JANA continued to exclude value from a break up and did not present a specific view of the value that might be created from pursuing any of its ideas

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Break Up Would Destroy Value

Based on Actual 2013E Trading Valuations of Peers

- Retail is worth more as a part of Agrium and receives approximately a 9x multiple within Agrium[1]

$ billion, unless otherwise noted			
Agrium Share Price as of February 14, 2013			**$111.14**
Market Capitalization [2]			16.6
Enterprise Value [3]			18.4
Less: Value of Segments Based on Peer Trading Multiples			
	2013E EBITDA [4]	**2013E Peer Multiple [5]**	**Segment Value**
Nitrogen / Other [6]	$1.1	4.4x	$4.9
Potash [7]	0.4	8.6x	3.3
Phosphate	0.3	6.0x	1.6
Wholesale	**1.8**	**5.6x**	**9.8**
Implied Current Value of Retail Within Agrium			***$8.6***
Implied 2013E EBITDA Multiple for Retail	0.9		9.1x

1. Multiple implied by sum-of-the-parts analysis based on Agrium share prices, Wholesale peer multiples and consensus analyst EBITDA estimates as of February 14, 2013
2. Assumes fully diluted share count of 149.3 million
3. Agrium net debt balance adjusted for impact of C$900 million share repurchase and $500 million debt raise
4. Segment EBITDA breakout based on consensus 2013E total Agrium EBITDA (net of corporate costs) and applying a percent allocation based on brokers that forecast 2013E EBITDA by segment / nutrient; percent allocation is as follows: 40% Nitrogen / Other; 10% Phosphate; 15% Potash; 35% Retail
5. Nitrogen / Other multiple based on CF; Potash multiple based on average of Potash Corp and Intrepid; Phosphate multiple based on PhosAgro and Mosaic less 0.5x
6. Other includes AAT and Distribution / Resale
7. On a gross basis, Potash Corp trades at 9.3x 2013E EBITDA and net of its unconsolidated equity investment portfolio (SQM, ICL, APC, Sinofert) it trades at 7.3x; In our sum-of-the-parts analysis we have conservatively used the gross multiple of 9.3x; Use of the adjusted multiple of 7.3x would reduce the implied value of Wholesale and further raise the implied multiple we are receiving for Retail within Agrium

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- JANA's nominees have aligned themselves with JANA's pursuit of a break up, along with JANA's other highly flawed and contrived ideas
- A break up would destroy value, rather than create it, even before consideration of dis-synergies and other risks related to splitting the Company
- Retail is worth more as a part of Agrium and receives approximately a 9x multiple within Agrium, based on median analyst estimates and actual trading multiples of our Wholesale peers
- If the Wholesale business was to trade at a premium to its implied sum-of-the-parts value (e.g., 6x multiple), Retail would be valued in the mid-8s within Agrium
- If the Wholesale business was valued at close to a 5x multiple (since nitrogen is the largest nutrient), Retail would be currently receiving close to a 10x multiple within Agirum

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5 Implied 2013E EBITDA Multiple for Retail(1) 9.1x JANA Proposed Upside Per Share $20 Fully Diluted Shares Outstanding (million) 149.3 JANA Claimed Value Creation (B*C) $3.0 2013E Retail EBITDA $0.9 JANA’s Implied 2013E EBITDA Multiple for Retail Increase (D/E) 3.2x JANA’s I JANA’s Reduced Break Up Valuation Requires Over 12x Multiple for Retail To realize the $20 per share value increase that JANA said a break up would achieve, Retail would need to trade at over 12x – The required multiple is completely unsupportable 1. Based on share price of Agrium and multiple for Wholesale as of February 14, 2013 2. Analysis assumes that Agrium Wholesale is valued in line with identifiable nutrient peer multiples and that there would be zero value leakage from dis-synergies or taxes ? In its October 1, 2012 presentation, JANA lowered the value of a break up from $34 per share by half to $15 to $20 per share ? To create $20 per share of value, Retail would need to trade at a multiple of over 12x forward EBITDA, requiring multiple expansion of more than 3x ? JANA’s required multiple of over 12x for Retail is unsupportable relative to all publicly traded distribution companies and all equity research views ? Ever since proclaiming its ideas would create $50 per share on October 1, JANA has removed all analysis illustrating value creation from a break up and has not expressed a view on where Retail would trade ? Agrium and Morgan Stanley believe JANA never truly believed Retail would actually need to trade at such high multiples because JANA’s entire agenda was to break up the Company into 2 or 3 pieces and see the pieces sold ? During our August 15 meeting with JANA, rather than provide even 1 page of detailed, objective analytical support for a break up, JANA merely suggested a private equity firm would likely bid for Retail around 8x EBITDA if Retail traded poorly on its own 5

6 JANA’s Deeply Flawed Sum-of-the-Parts Analysis In JANA’s February 7, 2013 presentation (slides 21-22), it prepared what is perhaps its most flawed and troubling analysis to date Rather than prepare its own sum-of-the-parts analysis based on actual peer trading multiples, it has proposed several flawed and unconventional adjustments to Wholesale’s trading value in an attempt to reduce the value of Retail within Agrium The largest error in JANA’s analysis is that it has ADDED what it believes is the value of our Vanscoy potash expansion project to the current trading value of Wholesale, in order to suggest Retail is receiving a low multiple Today, 0 out of 29 analysts covering our stock make this adjustment – in fact, 0 out of 29 analysts make all of the other valuation adjustments proposed by JANA Ignoring that for the moment, since all of our peers have large expansion projects underway, if one follows JANA’s approach, consistent adjustments must be made for all of our peers Valuing our existing business at “project adjusted” multiples for the peers and adding the theoretical value of Vanscoy suggests we are still receiving about 9x in our stock for Retail JANA Either Does Not Understand How to Value Assets in Our Sector or it is Intentionally Trying to Deceive Shareholders 6

7 JANA assumed a value of up to $1.3Bn for our Vanscoy project and ADDED it to the value of our Wholesale However, all of our key peers have large capacity expansion projects underway as well and JANA has failed to adjust the trading multiples of our peers for the value of their expansion projects As a result, JANA has double-counted JANA Ignored Large Expansion Projects of Our Peers in its Valuation Adjustments Potash Corp Initiated expansion program in 2003 Capital expenditures being spent in Allan, Cory, Rocanville and New Brunswick Mosaic In 2008, Mosaic announced a significant commitment to expand potash capacity Expansion of Belle Plaine, Colonsay and Esterhazy CF Industries In 2012, CF authorized expenditure to expand Donaldsonville and Port Neal ) Sources: Company website and filings ? JANA assumed a value of up to $1.3Bn for our Vanscoy project and ADDED it to the value of our Wholesale ? However, all of our key peers have large capacity expansion projects underway as well and JANA has failed to adjust the trading multiples of our peers for the value of their expansion projects ? As a result, JANA has double?counted 7

Adjusted Multiples for Wholesale Peers

- Backing out the value of expansion projects results in LOWER trading multiples for the peers, as shown below. Adjusting for projects reduces Potash's multiple ~2x, Mosaic's ~2x, and CF's ~1x
- Valuing our existing Wholesale EBITDA at these lower adjusted multiples and then adding the theoretical value of Vanscoy indicates that we are still receiving about 9x in our stock for Retail

$ billion, unless otherwise noted	Potash Corp	Mosaic	CF
Total Expansion Investment	7.4	6.3	3.8
Illustrative Return on Investment	11%	11%	11%
Implied Run-rate (2017E) Expansion EBITDA[1]	1.5	1.3	0.8
Expansion Valuation Multiple	8.0x	8.0x	4.5x
Present Value of Expansion Project[2]	7.7	6.6	2.5
Adjusted 2013E EBITDA Multiple[3]	7.5x	5.4x	3.6x
Current 2013E EBITDA Multiple [4]	9.3x	7.5x	4.4x
Difference (Adjusted Multiple – Current Multiple)	*(1.8x)*	*(2.1x)*	*(0.8x)*

1. Assumes 20 year depreciation and 26%, 27% and 35% tax rate for Potash Corp, Mosaic and CF, respectively
2. Future value of expansion projects discounted back 4 years (from 2017 to 2013) at 11%
3. (Current enterprise value less present value of expansion project) / 2013E EBITDA
6. On a gross basis, Potash Corp trades at 9.3x 2013E EBITDA and net of its unconsolidated equity investment portfolio (SQM, ICL, APC, Sinofert) it trades at 7.3x; In our sum-of-the-parts analysis we have conservatively used the gross multiple of 9.3x; Use of the adjusted multiple of 7.3x would reduce the implied value of Wholesale and further raise the implied multiple we are receiving for Retail within Agrium

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- Backing out the value of expansion projects results in LOWER trading multiples for the peers, as shown below. Adjusting for projects reduces Potash's multiple ~2x, Mosaic's ~2x, and CF's ~1x
- Valuing our existing Wholesale EBITDA at these lower adjusted multiples and then adding the theoretical value of Vanscoy indicates that we are still receiving about 9x in our stock for Retail

- JANA either does not understand how to value assets in our sector or it is intentionally trying to deceive shareholders

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0 out of 29 Analysts Follow JANA's Flawed Methodology

Broker	Analyst	Performs Sum-of-the-Parts Valuation Analysis	Separately Values Vanscoy	Makes the Other Adjustments Proposed by JANA
AltaCorp	John Chu	Yes[1]		
Atlantic Equities	Colin Isaac			
BAML	Kevin McCarthy	Yes		
Barclays	Matthew Korn	Yes		
BGC	Mark Gulley	Yes		
BMO	Joel Jackson	Yes		
Canaccord	Keith Carpenter			
CIBC	Jacob Bout			
Citi	P.J. Juvekar	Yes		
CLSA (Credit Agricole)	Mark Connelly	Yes		
Credit Suisse	Chris Parkinson			
Dahlman Rose	Charles Neivert			
Desjardins	John Hughes			
Dundee	Carolyn Dennis	Yes		
Gabelli	Amon Wilkes	Yes		
Goldman Sachs	Adam Samuelson	Yes		
JP Morgan	Jeffrey Zekauskas			
Macquarie	David Pupo			
Miller Tabak	Tim Tiberio	Yes[1]		
Morningstar	Jeffrey Stafford			
National Bank	Robert Winslow	Yes[1]		
Piper Jaffray	Michael Cox	Yes[1]		
RBC	Adam Schatzker	Yes[1]		
Salman Partners	Raymond Goldie			
Scotiabank	Ben Isaacson	Yes		
Stifel Nicolaus	Paul Massoud			
Susquehanna	Don Carson	Yes		
TD Securities	Paul D'Amico			
UBS	Brian MacArthur	Yes		

1. SOTP analysis is employed but is not a primary valuation methodology

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- 0 out of 29 analysts covering our stock separately value or adjust their trading valuations for the value of our Vanscoy expansion project
- 0 out of 29 analysts covering Agrium make all of the other adjustments proposed by JANA on pages 21 – 22 of its paper published on February 7, 2013
- JANA either does not understand how to value assets in our sector or is intentionally trying to deceive shareholders because it has been unable to convince anyone that its plan to breakup Agrium would create value for shareholders

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10 Other Flaws in JANA’s SOTP Analysis In addition to their capacity expansion “adjustment”, other parts of JANA’s SOTP analysis are contrived and deeply flawed JANA’s unorthodox tax adjustment is intended to inflate the value of Wholesale to make Retail look undervalued – EBITDA valuation multiples are not normally adjusted for tax differences since, by definition, they are independent of capital structure and tax attributes – No sell-side analysts adjust nutrient multiples for different tax jurisdictions Further, any adjustment would require taking into account the tax attributes of all companies and consistently applying across all segments and jurisdictions Moreover, using CF’s multiple as a proxy for nitrogen is conservative considering a portion of CF’s nutrient production is phosphate – adjusting for this would produce a meaningfully lower multiple for nitrogen 10